EXHIBIT 5.1
                                December 3, 2004
Lantronix,  Inc.
15353  Barranca  Parkway
Irvine,  California  92618

     RE:     REGISTRATION  STATEMENT  ON  FORM  S-8

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 3, 2004, in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of Common Stock to be issued under the Company's 2000 Employee Stock Purchase Plan. Such shares are referred to herein as the "Shares" and the 2000 Employee Stock Purchase Plan is referred to herein as the "Plan."

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

Sincerely,

WILSON  SONSINI  GOODRICH  &  ROSATI
Professional  Corporation

/s/  WILSON  SONSINI  GOODRICH  &  ROSATI